Exhibit 99.1
PAA Natural Gas Storage, L.P.
     Unaudited pro forma condensed combined financial statement of PAA Natural Gas Storage, L.P. for the three months ended March 31, 2011, including the notes thereto.

PAA NATURAL GAS STORAGE, L.P.
INDEX TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENT

Introduction	F-2
Unaudited Pro Forma Condensed Statement of Combined Operations for the Three Months Ended March 31, 2011	F-3
Notes to the Unaudited Pro Forma Condensed Combined Financial Statement	F-4

PAA NATURAL GAS STORAGE, L.P.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENT
     The following unaudited pro forma condensed combined financial statement gives effect to the following transactions:
•	The acquisition by PAA Natural Gas Storage, L.P. (“PNG”) of SG Resources Mississippi, L.L.C. (“SG Resources”) from SGR Holdings, L.L.C. and Southern Pines Energy Investment Co., LLC on February 9, 2011 for base consideration of approximately $752 million;

•	The borrowing of $200 million on February 9, 2011 from Plains All American Pipeline, L.P. (“PAA”) pursuant to a three-year promissory note bearing interest at an annual rate of 5.25% (the “PAA Promissory Note”);

•	The sale, by private placement closing on February 8, 2011, of approximately 17.4 million PNG common units to third-party purchasers and approximately 10.2 million PNG common units to PAA for total proceeds of approximately $600 million, including PAA’s proportionate general partner contribution; and

•	The termination by SG Resources of various contracts prior to our acquisition of SG Resources, including the extinguishment or repurchase of long-term debt and the settlement of interest rate and commodity derivatives outstanding prior to February 9, 2011.
     The acquisition of SG Resources was accounted for using the acquisition method of accounting. The estimates of fair value of the assets acquired and liabilities assumed are based on preliminary assumptions, pending the completion of internal valuation procedures.
     The following unaudited pro forma condensed statement of combined operations for the three months ended March 31, 2011 has been prepared as if the transactions described above had taken place on January 1, 2010.
     The unaudited pro forma financial statement should be read in conjunction with the unaudited pro forma condensed financial statements included in PNG’s Current Report on Form 8-K/A filed April 15, 2011 and is qualified in its entirety by reference to the notes accompanying such unaudited pro forma financial statements as well as the notes included in the historical financial statements included in PNG’s Annual Report on Form 10-K for the year ended December 31, 2010, PNG’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and the SG Resources historical financial statements included in PNG’s Current Report on Form 8-K/A filed April 15, 2011.
     The unaudited pro forma financial statement is based on assumptions that we believe are reasonable under the circumstances and is intended for informational purposes only. It is not necessarily indicative of the results of the actual or future operations that would have been achieved had the transactions occurred at the dates assumed (as noted above).

PAA NATURAL GAS STORAGE, L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMBINED OPERATIONS
For the Three Months Ended March 31, 2011
(in thousands, except per unit data)

	PNG	SG Resources	Pro Forma		PNG
	Historical(1)	Historical(2)	Adjustments		Pro Forma

Revenues
Firm storage services	$29,124	$3,963	$(51)	a	$33,036
Hub services	2,401	—	51	a	2,452
Natural gas sales	18,096	—	—		18,096
Other	799	488	(488)	b	799

Total revenues	50,420	4,451	(488)		54,383

Costs and expenses
Storage related costs	5,807	—	—		5,807
Natural gas sales costs	17,599	—	—		17,599
Other operating costs (except those shown below)	4,182	456	—		4,638
General and administrative expenses	9,184	466	(3,995)	c	5,655
Depreciation, depletion and amortization	6,469	542	(542)	d	8,347
			1,878	e

Total costs and expenses	43,241	1,464	(2,659)		42,046

Operating income	7,179	2,987	2,171		12,337
Other income/(expense)
Interest expense, net of capitalized interest	(834)	(880)	920	f	(794)
Interest income	3	26	(26)	f	3
Other income (expense)	(3)	—	—		(3)

Net income	$6,345	$2,133	$3,065		$11,543

Calculation of Limited Partner Interest in Net Income:
Net income	$6,345				$11,543
Less general partner interest in net income	208				312

Limited partner interest in net income	$6,137				$11,231

Net income per limited partner unit (basic and diluted)
Common and Series A subordinated units (3)	$0.10				$0.16

Limited partner units outstanding
Common and Series A subordinated units (3) (Basic)	59,466				71,119
Common and Series A subordinated units (3) (Diluted)	59,480				71,133

(1)	Includes results of operations for SG Resources from February 9, 2011 (date of acquisition) through March 31, 2011.

(2)	Reflects results of operations for SG Resources from January 1, 2011 through February 8, 2011.

(3)	Excludes Series B subordinated units.
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

PAA NATURAL GAS STORAGE, L.P. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENT
     This unaudited pro forma condensed combined financial statement and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions made by management; therefore, actual results could differ materially from the pro forma information. However, we believe the assumptions provide a reasonable basis for presenting the significant effects of the transactions noted herein. We believe the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma information.
     The acquisition of SG Resources presented in these pro forma statements has been accounted for using the acquisition method of accounting and the purchase price allocation has been estimated in accordance with the applicable accounting literature. The following table shows our preliminary purchase price allocation (in millions):

		Average
		Depreciable
Description	Amount	Life (in years)
Inventory	$14	n/a
PP&E	341	5 — 70
Base Gas	3	n/a
Working capital, net of cash acquired	1	n/a
Intangible assets	92	2 — 10
Goodwill	301	n/a

Total	$752

     Our purchase price allocation is preliminary pending completion of internal valuation procedures primarily related to the valuation of intangible assets and the various components of the property and equipment acquired. To the extent that any amount is assigned to a tangible or finite lived intangible asset, this amount will be depreciated or amortized (as appropriate) to earnings over the expected period of benefit of the asset. The preliminary allocation of fair value to intangible assets above is comprised of a tax abatement valued at approximately $15 million and contracts valued at approximately $77 million, which have lives ranging from 2 — 10 years. Amortization of customer contracts under the declining balance method of amortization is estimated to be approximately $12.8 million, $14.2 million, $13.3 million, $11.0 million and $8.3 million for the five full or partial calendar years following the acquisition date, respectively. To the extent that any amount remains as goodwill or indefinite lived intangible assets, this amount would not be subject to depreciation or amortization, but would be subject to periodic impairment testing and, if necessary, would be written down to fair value should circumstances warrant. We expect to finalize our purchase price allocation during 2011.
      In May 2011, we entered into an agreement with the former owners of SG Resources Mississippi, LLC with respect to certain outstanding issues and purchase price adjustments as well as the distribution of the remaining 5% of the purchase price that was escrowed at closing (totaling $37.3 million). Pursuant to this agreement, we received approximately $10 million and the balance was remitted to the former owners. Funds received by us will be used to fund anticipated facility development and other related costs identified subsequent to closing. Amounts in excess of actual costs, if any, will reduce the amount of goodwill recognized in conjunction with the Southern Pines Acquisition. Additionally, the parties executed releases of any existing and future claims, subject to customary carve-outs.
     In conjunction with the acquisition we arranged financing totaling approximately $800 million to fund the purchase price, closing costs and the first 18 months of expected expansion capital. The following table shows these sources of funding (in millions):

Description	Amount
PAA Promissory Note	$200
Sale of PNG common units to third-parties	370
Sale of PNG common units to PAA (including PAA’s proportionate GP contribution)	230

Total	$800

Pro Forma Adjustments

a.	Reflects an adjustment to conform the historical presentation of SG Resources’s historical financial statements to those of PNG.

b.	Reflects the elimination of the mark-to-market gain on pad gas hedges resulting from the termination by SG Resources of various commodity derivatives prior to the acquisition.

c.	Reflects transaction and other costs incurred associated with the completion of the SG Resources acquisition.

d.	Reflects the reversal of the historical depreciation and amortization recorded by SG Resources.

e.	Reflects the depreciation on the acquired property and equipment based on the straight-line method of depreciation over average useful lives ranging from 5 to 70 years, the amortization of the acquired tax abatement based on the straight-line method of amortization over the remaining useful life of 7 years and the amortization of the contracts on the declining balance method of amortization over the remaining average useful lives generally ranging from two to ten years.

f.	Reflects the adjustment to interest expense for (i) the increase in long-term debt of approximately $200 million from the PAA Promissory Note, (ii) the decrease in long-term debt from the repayment of SG Resources long-term debt, (iii) the reduction in long-term debt as a result of utilizing a portion of acquisition funding to pay down our credit facility until such funding is required for anticipated expansion capital requirements and (iv) the impact of the termination by SG Resources of various interest rate derivatives prior to the acquisition. Pro forma interest expense for the quarter ended March 31, 2011 reflects a reduction in interest expense of approximately $0.2 million as a result of utilization of acquisition funding to pay down our credit facility until such capital expension costs are incurred.
Pro Forma Net Income Per Limited Partner Unit
      Pro forma net income per unit is determined by dividing the pro forma net income that would have been allocated, in accordance with the provisions of our partnership agreement, to our common and Series A subordinated unitholders by the weighted average number of common and Series A subordinated units outstanding on a historical basis adjusted for the incremental 27.6 million common units issued in February 2011 for purposes of funding the SG Resources acquisition.
     For purposes of this calculation, we assumed that (i) cash distributions declared and paid per limited partner unit on a quarterly basis for pro forma purposes were equal to actual quarterly cash distributions declared and paid per limited partner unit on a historical basis and (ii) the incremental 27.6 million common units issued for purposes of funding the SG Resources acqusition were outstanding for the entire three-month period.
     No earnings were allocated to our Series B subordinated units during the pro forma period as the necessary criteria had not been satisfied to entitle such units to participant our earnings or distributions.